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Exhibit 10.2

Amendment
to
The AES Corporation Profit Sharing and Stock Ownership Plan

        Pursuant to the authority granted to the undersigned by the Board of Directors of the AES Corporation, The AES Corporation Profit Sharing and Stock Ownership Plan (the "Profit Sharing Plan") is hereby amended as follows, effective as of July 12, 2002 or such later date as soon as practical thereafter on which the assets of The AES Corporation Employee Stock Ownership Plan are transferred to the Profit Sharing Plan:

        A new Section 2.49 is added to the Plan which reads as follows:

        "2.49 "ESOP Account" shall mean the account to which the Participant's account in The AES Corporation Employee Stock Ownership Plan, which was transferred to the Plan, is allocated."

        Section 3.3 is hereby amended and restated in its entirety to read as follows:

        "3.3    Service for Vesting

        "For purposes of Section 3, the term "Year of Service" means a 12-month period during which an Employee completes not less than 1,000 Hours of Service. For purposes of determining Years of Service and Breaks in Service for purposes of computing an Employee's nonforfeitable right to his Accrued Benefit derived from his Employer contributions made to his Profit Sharing Contributions Account and ESOP Account, the twelve (12) month period will commence on the first day of the Plan Year coincident with or preceding an Employee's date of hire and on the first day of each subsequent Plan Year.

        Section 7.2 is hereby amended and restated in its entirety to read as follows:

        "7.2    Separate Accounts for Participants

        Separate accounts shall be maintained for each Participant. The account for each Participant shall reflect separate records of his contributions made pursuant to Sections 6.1(a) and (b) and separate records of the Employer's matching and discretionary contributions made pursuant to Section 6.2 and allocable to each Participant's account. A separate account shall be maintained for each Participant who participated in The AES Corporation Employee Stock Ownership Plan immediately prior to its merger into the Plan.

        Section 7.3 is hereby amended and restated in its entirety to read as follows:

        7.3    Investment Designation

        "Each Participant, at the time of making written application to participate in the Plan, shall have the right to direct the investment of his Elective Contributions Account, Voluntary Employee Contributions Account, Employer Matching Contributions Account, Profit Sharing Contributions, Transferred Contributions Account, Rollover Contributions Account and ESOP Account in multiples of 10% among the following:

  (a)
  investment options made available by the Administrative Committee from time to time;

  (b)
  Employer Stock; and

  (c)
  a Participant Directed Account.

        Each Participant, Former Participant and Beneficiary shall have the opportunity to change the investment of his or her accounts on a daily basis. If a Participant fails to direct the investment of all or any portion of his Elective Contributions Account, Voluntary Employee Contributions Account,

Transferred Contributions Account, Rollover Contributions Account, or ESOP Account, such account, or portion thereof, shall be invested in the Merrill Lynch Retirement Preservation Trust. Uninvested cash that accumulates in the Participant Directed Account will be invested as provided in Section 7.9(c)."

        Section 7.5(d) is hereby amended and restated in its entirety to read as follows:

        "(d) The total market value of each Participant's ESOP Account and the Employer's Profit Sharing Contribution allocated to each Participant's Profit Sharing Contributions Account shall be vested in accordance with the following schedule:

Years of Vesting Service	Vested Percentage
1	20
2	40
3	60
4	80
5	100

        The total market value of the Employer's Profit Sharing Contribution allocated to each Participant's Profit Sharing Contributions Account and any amount in each Participant's ESOP Account shall be 100% vested upon the Participant's death."

        Section 8.1 is hereby amended and restated in its entirety to read as follows:

        "8.1    Retirement Dates

        Upon attainment of Normal Retirement Age, which date shall be coincident with the attainment of age sixty-five, a Participant shall be 100% vested in the total market value of his ESOP Account and his Employer Profit Sharing Contributions allocated to his Profit Sharing Contributions Account.

        A Participant may retire from active service with the Employer on his Early Retirement Date, which shall be the first day of any month coincident or next following attainment of age 55.

        Any Participant who defers his retirement date beyond his Normal Retirement Date in accordance with Employer's personnel policy shall continue to be a Participant for all purposes of the Plan."

        Section 8.2 is hereby amended and restated in its entirety to read as follows:

        "8.2    Retirement

        Upon retirement of a Participant, the Administrative Committee shall, as directed by the Participant, direct the Trustee to apply the amount standing to the credit of such Employee's Elective Contributions Account, Voluntary Employee Contributions Account, Employer Matching Contributions Account, Profit Sharing Contributions Account, Transferred Contributions Account, Participant Directed Account, Rollover Contributions Account and ESOP Account (less the amount of any outstanding loans made pursuant to Section 8.15) by payment of the amounts thereof in one of the following methods:

    (i)
    One-lump sum payment in cash or in Employer Stock; or

    (ii)
    Payments over a period certain in monthly, quarterly, semiannual or annual cash installments. The period over which such payment is to be made shall not extend beyond the lesser of twenty years or the Participant's life expectancy (or the life expectancy of the Participant and his designated Beneficiary).

        Distribution of a Participant's Employer Matching Contributions Account, Profit Sharing Contributions Account and ESOP Account will be made in whole shares of Employer Stock, cash or a combination of both, as determined by the Administrative Committee; provided, however, that the Administrative Committee shall notify the Participant of his right to demand distribution of his

Employer Matching Contributions Account, Profit Sharing Contributions Account and ESOP Account entirely in whole shares of Employer Stock (with the value of any fractional share paid in cash). Distribution of a Participant's Participant Directed Account may be made in-kind as determined by the Administrative Committee.

        Shares of Employer Stock held or distributed by the Trust may include such legend restrictions on transferability as the Employer may reasonably require in order to assure compliance with applicable federal and state securities laws."

        Section 8.4 is hereby amended and restated in its entirety to read as follows:

        "8.4    Disability Retirement

        If the Administrative Committee shall determine that a Participant is unable to continue in the employ of the Employer by reason of the Total Disability of such Participant, the Administrative Committee may, at the request of the Participant or his authorized representative, direct the Trustee to apply the full amount standing to the credit of such Employee's Elective Contributions Account, Voluntary Employee Contributions Account, Employer Matching Contributions Account, Profit Sharing Contributions Account, Rollover Contribution Account, Participant Directed Account, Transferred Contributions Account and ESOP Account to payment pursuant to the provisions of Section 8.2. A Participant shall be 100% vested in the total market value of his Employer Profit Sharing Contributions allocated to his Profit Sharing Contributions Account and any amount in each Participant's ESOP Account upon satisfying the requirements for Disability Retirement.

        If any disabled Participant returns to the employ of the Employer, he shall become an active Participant upon completion of an Hour of Service, and his Service before and after his Disability shall be aggregated for purposes of Sections 3.2."

        Section 8.5 is hereby amended and restated in its entirety to read as follows:

        "8.5    Attainment of Age 59 1/2

        A Participant who has attained age 59 1/2 may apply in writing any time thereafter prior to retirement as defined in Section 8.1 for a lump-sum distribution of the entire value, but not less than the entire value, of his vested accounts (excluding his ESOP Account) while remaining in the active employ of the Employer. Such a lump-sum distribution will be made as soon as practicable following such a request. Such a distribution will not limit the ability of the Participant to continue making contributions pursuant to the enrollment form on file with the Administrative Committee or limit the ability of the Participant to enter into new enrollment form for so long as he shall remain in the employ of the Employer."

        Section 8.8 is hereby amended and restated in its entirety to read as follows:

        "8.8    Former Participant

        Upon the termination of a Participant's Employment with the Employer (other than indefinite layoff) (other than as provided in Section 8.1, 8.3, or 8.4), the Participant shall become a Former Participant and shall become entitled to distributions from his accounts as follows:

        Distribution of the funds due to a terminated Participant shall be made as soon as practicable thereafter, but no later than the period described in Section 8.10. However, a terminated Participant's benefits may not be paid without his written consent (and the consent of his or her spouse if applicable) if the value exceeds $3,500 ($5,000 effective January 1, 1998).

        The Administrative Committee shall notify the Trustee of the date on which the Participant shall have become a Former Participant and of the amounts, if any, payable to him under this Section 8, and shall direct the Trustee regarding the time and manner of payment.

        So long as any portion of the accounts of a Former Participant or Beneficiary remain undistributed, such Former Participant or Beneficiary shall, to the extent provided in Sections 7.7, 7.8 and 7.9 continue to share the net income or net loss and expenses of the Trust, but shall not share in any contributions made by the Employer or any forfeitures for any Plan Year after the Participant becomes a Former Participant.

        A Former Participant with deferred accounts shall be advised annually of the value of his account balance.

        If any Former Participant shall be reemployed by the Employer before five (5) consecutive 1-Year Breaks in Service, and such Former Participant had received a distribution of his entire vested Profit Sharing Contributions Account and ESOP Account prior to his reemployment, his forfeited account shall be reinstated.

        If a distribution is made at a time when a Participant has a nonforfeitable right to less than 100 percent of the Account balance derived from Employer contributions, and the Participant may increase the nonforfeitable percentage in the Account:

(1)
A separate Account will be established for the Participant's interest in the Plan as of the time of the distribution; and

(2)
At any relevant time the Participant's nonforfeitable portion of the separate Account will be equal to an amount ("X") determined by the formula:

X = P(AB + (R × D))—(R × D)

        For purposes of applying the formula: P is the nonforfeitable percentage at the relevant time, AB is the Account balance at the relevant time, D is the amount of the distribution, and R is the ratio of the Account balance at the relevant time to the Account balance after distribution."

The AES Corporation
Dated: July 3, 2002
By:
Barry J. Sharp Senior Vice President and CFO

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  Exhibit 10.2
Amendment to The AES Corporation Profit Sharing and Stock Ownership Plan